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                                                                       EXHIBIT 8


                             Dewey Ballantine LLP
                          1301 Avenue of the Americas
                           New York, New York 10019


                                                               December 7, 1999


Duke Capital Corporation
526 South Church Street
Charlotte, North Carolina 28202

     Re:  Registration Statement on Form S-3

Dear Sirs:

     We have acted as counsel to Duke Capital Corporation (the "Corporation") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including a preliminary prospectus and preliminary prospectus supplements, which is to be filed with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933 (the "Securities Act"), of (1) Junior Subordinated Notes (the "Junior Subordinated Notes") to be issued by the Corporation to Duke Capital Financing Trust IV, Duke Capital Financing Trust V and Duke Capital Financing Trust VI
(the "Trusts"), (2) Trust Preferred Securities (liquidation amount $     per
Preferred Security) to be issued by the Trusts and (3) the Corporation's Guarantees (as defined in the Registration Statement) with respect to such Trust Preferred Securities. The Trusts will be organized pursuant to amended and restated trust agreements between the Corporation and the trustees named therein. The Junior Subordinated Notes will be issued pursuant to a subordinated indenture, as supplemented, between the Corporation and the trustee named therein and the Guarantees will be issued pursuant to guarantee agreements between the Corporation and the trustee named therein, in each case substantially in the respective forms filed as exhibits to the Registration Statement.

     On the basis and subject to the accuracy of the statements contained in the materials referred to above, and our consideration of such other matters as we have deemed necessary, it is our opinion that under current law the material federal income tax consequences to holders of Trust Preferred Securities issued by the Trusts will be as described under the heading "Material Federal Income Tax Considerations" in the preliminary prospectus supplement relating thereto constituting part of the Registration Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the issuance by the Trusts of the Trust Preferred Securities. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

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     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our firm in the section captioned "Material Federal Income Tax Considerations" in the preliminary prospectus supplement relating to the Trust Preferred Securities constituting part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Dewey Ballantine LLP


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